UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 7, 2024

Ventyx Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40928	83-2996852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12790 El Camino Real, Suite 200

San Diego, CA 92130

(Address of principal executive offices, including zip code)

(760) 593-4832

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value per share	VTYX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2024 the Board of Directors (the “Board”) of Ventyx Biosciences, Inc. (the “Company”) appointed Matthew Moore to serve as the Company’s Chief Operating Officer (“COO”), effective May 16, 2024 (the “Effective Date”).

Mr. Moore, 51, most recently served as Chief Business Officer of Arcutis Biotherapeutics, a biotechnology company, from January 2021 to May 2024. From 2015 to 2020, Mr. Moore served as Vice President, Corporate Business Development and Alliance Management at Allergan, a pharmaceutical company, where he led worldwide strategy and business development for Allergan’s Medical Aesthetics business unit. Prior to Allergan, he held executive roles at DOV Pharmaceutical, Actavis Generics and Forest Labs. He began his career in the healthcare investment banking group of CIBC Oppenheimer. Mr. Moore is currently on the Board of Advisors for the New York chapter of Life Sciences Cares, a non-profit organization dedicated to making grants to community non-profits focused on STEM initiatives for underserved populations. He holds a B.A. in Psychology from Trinity College.

In connection with his appointment as COO, the Company entered into an employment letter with Mr. Moore, pursuant to which Mr. Moore will receive an annual base salary of $475,000 and will be eligible to receive a discretionary annual cash bonus with a target equal to 40% of his base salary earned during the applicable year. The amount of any actual bonus will be based on achievement of performance objectives established by the Board or the Compensation Committee of the Board. Mr. Moore is also entitled to reimbursement of up to $75,000 of certain relocation expenses (inclusive of any tax gross up) if he relocates to the San Diego, California area by September 30, 2024. Mr. Moore will be obligated to repay the full amount of any such reimbursement if, within the first year of his employment, he voluntarily terminates his employment with the Company or the Company terminates his employment for cause (as defined in the Severance Plan referenced below).

On the Effective Date, Mr. Moore was granted an option to purchase 320,000 shares of the Company’s common stock pursuant to its 2021 Equity Incentive Plan, at an exercise price per share equal to the closing price of the Company’s common stock on the Effective Date. The shares subject to the option will vest as follows, subject to Mr. Moore’s continued service through the applicable vesting date: 25% of the total shares subject to the option will vest on the one-year anniversary of the Effective Date, and 1/48th of the total shares subject to the option will vest ratably each month thereafter.

In addition, Mr. Moore entered into a participation agreement under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”), pursuant to which he is eligible to receive severance benefits at the same level as the Company’s other senior executives. A description of the Severance Plan is included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on April 25, 2024, under the heading “Executive Compensation – Potential Payments upon Termination or Change of Control.” Mr. Moore has also entered into the Company’s standard form of indemnification agreement for its directors and officers.

There are no arrangements or understandings between Mr. Moore and any other persons pursuant to which Mr. Moore was selected to serve as an executive officer, and there is no family relationship between Mr. Moore and any of the Company’s directors or other executive officers. There are no transactions in which Mr. Moore has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the employment letter does not purport to be complete and is qualified in its entirety by reference to the employment letter filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment letter between the Company and Mr. Moore, dated May 3, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTYX BIOSCIENCES, INC.

	By:	/s/ Raju Mohan
Raju Mohan, Ph.D.
President and Chief Executive Officer

Date: May 16, 2024